EXHIBIT 2.2

TENDER AGREEMENT
Between

Microchip Technology (Barbados) II Incorporated
and
Directors, Certain Officers and Certain Shareholders of ISSC Technologies Corp.

Dated as of May 22, 2014

TENDER AGREEMENT
THIS TENDER AGREEMENT (this "Agreement"), dated as of May 22, 2014, is being entered into by and between Microchip Technology (Barbados) II Incorporated, an exempted company incorporated with limited liability with company number 250343 and in existence under the laws of the Cayman Islands with its registered office at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, and having a branch office in Taiwan at 30F-1, No.8, Min-Chuan 2nd Road, Kaohsiung, 80661, ROC ("Merger Sub") and those persons listed in Exhibit A attached hereto (each, a "Seller"; collectively the "Sellers").
RECITALS
WHEREAS, Merger Sub is an indirect subsidiary of Microchip Technology  Incorporated, a company incorporated and in existence under the laws of state of Delaware ("Parent"), with a principal place of business at 2355 West Chandler Blvd., Chandler, Arizona, USA;
WHEREAS, it is proposed that Merger Sub will commence a public tender offer pursuant to applicable laws and regulations of the Republic of China (the "ROC") to purchase up to all of the issued and outstanding shares of common stock (the "Shares") of ISSC Technologies Corp., a company incorporated and in existence under the laws of the ROC (the "Company"), for the offer price of NT$143 per share (the "Offer");
WHEREAS, it is also proposed that, following the Offer, Merger Sub will merge with the Company, with Merger Sub as the surviving company (the "Merger"), on the terms and subject to the conditions set forth in the Merger Agreement to be entered into by and between Merger Sub and the Company as of the date hereof (the "Merger Agreement");
WHEREAS, as condition to the willingness of Merger Sub to further pursue the Offer and the Merger, each Seller agrees to sell, or cause to be sold, that certain number of the Shares of the Company as set forth opposite such Seller's name in Exhibit A hereof (its "Sales Shares", collectively with the Sales Shares of other Sellers the "Sales Shares") to Merger Sub through tendering its Sales Shares in the Offer or the subsequent purchase to support the Offer and the Merger on the terms and conditions set forth herein;
WHEREAS, it is the understanding between the parties hereto that to induce the Sellers to enter into this Agreement, Parent has agreed to guarantee the performance of the obligations of Merger Sub under this Agreement by executing a guarantee letter as of the date hereof (the "Guarantee"); and
WHEREAS, the Sellers and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger as specified herein.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby Merger Sub and the Sellers hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS
For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

"Action" means any claim, action, suit, arbitration, audit, formal investigation or proceeding.
"Adjusted Offer Price" means the Offer Price being adjusted as following: in the event that the Company (i) issues cash dividend, or (ii) changes the number of Shares issued and outstanding as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction with respect to the outstanding Shares, and in each case the record date therefor shall be prior to the record date of the Merger, in the case of (i) above, the Offer Price reduced by the amount of cash dividend per share on a dollar-for-dollar-basis, and in the case of (ii) above, the Offer Price appropriately, equitably and proportionately adjusted in light of such stock split, stock dividend, recapitalization, subdivision, reclassification, combination or similar transaction.
"Affiliate" of any Person means any other Person that, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person.
"Articles of Incorporation" means memorandum and articles of association, articles or certificate of incorporation, bylaws and other equivalent constituent documents.
"Board" means the board of directors of the Company.
"Business Day" means any day other than a Saturday, a Sunday or a day on which banks in the United States or Taiwan or the GTSM, are authorized by Law or executed order to be closed.
"Chairman" means the Chairman of the Board of the Company.
"Centralized Custody Rules" means the Rules Relating to Article 3, Paragraph 1, Subparagraph 4 of the GTSM Rules Governing the Review of Securities for Trading on the GTSM (財團法人中華民國證券櫃檯買賣中心證券商營業處所買賣有價證券審查準則第三條第一項第四款有關規定).
"control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.
"Governmental Authority" means any federal, state, provincial, county or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body in the ROC or otherwise.
"GTSM" means the GreTai Securities Market.

"knowledge" means (i) with respect to a Seller that is a natural person, the actual knowledge of the Seller, (ii) with respect to a Seller that is an entity, the actual knowledge of any Person who is an officer or director of such entity.
"Law" means any statute, law, ordinance, rule, regulation, order, judgment or decree.
"Lien" means mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, non-statutory preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
"Lock-Up Shares" means the number of the Sales Shares under centralized custody with the TDCC which cannot be tendered during the Offer Period pursuant to the Centralized Custody Rule, as set forth in Exhibit A.
"Option" means any option to purchase Shares granted under any employee, consultant, representative or director stock option, stock purchase or equity compensation plan, arrangement or agreement of the Company or any of its Subsidiaries that is exercisable and outstanding immediately prior to the completion of the Merger.
"Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.
"Prospectus" means the prospectus of the Offer substantially in the form attached hereto in Exhibit B, together with any amendments thereof, which Merger Sub may make in its absolute discretion.
"Related Person" of any Person who is an individual means any other Person that is an immediate family member or a second-degree relative of the first Person or his/her spouse or former spouse.
"Restricted Shares" means the number of the Lock-Up Shares, plus the number of Sales Shares owned by Max Wu and James Lin which will not be tendered during the Offer Period as agreed to by the parties concerned, as set forth in Exhibit A.
"Subsidiary" of any Person shall mean (i) a company more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) any other Person of which stock or other equity interests having combined voting power to elect more than fifty percent (50%) of the board of directors, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, or (iii) any other Person in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership or power to direct the policies, management and affairs thereof.

"TDCC" means the Taiwan Depository & Clearing Corporation.

ARTICLE II
AGREEMENT TO TENDER; VOTING

Section 2.1    Terms of the Offer.
(a)    Merger Sub will publicly announce the Offer on May 22, 2014, make applicable filings with the Taiwan Financial Supervisory Commission (the "FSC") for the Offer by May 23, 2014, and commence the Offer on May 26, 2014. It being understood that Merger Sub's success in such efforts requires (i) the tendering of Shares by the shareholders of the Company in the Offer; (ii) cooperation from the Sellers, (iii) the convocation of a Board meeting by the Company pursuant to Section 2.4(a) hereof; and (iv) any other conditions that are permissible under applicable Laws of the ROC. The terms and conditions of the Offer are set out in the Prospectus. The Offer price per Share is NT$143 (the "Offer Price").
(b)    The initial expiration of the Offer shall be on the 50th day after the commencement of the Offer (the period of the Offer, as it may be extended pursuant to Section 2.1(c) below, shall be referred to as the "Offer Period"). If Merger Sub was ordered by the FSC to amend the terms of the Offer according to the applicable Law, Merger Sub shall promptly do so, subject to seeking the relief described in Section 8.1(c), and re-submit the Offer Documents and make public announcement of the same, the Offer Period should be re-started to count from the date Merger Sub re-submits the Offer Documents and makes the public announcement.
(c)    As a condition for consummation of the Offer, the minimum number of the Shares tendered shall not be less than 27,300,429 (the "Minimum Shares"). If during the Offer Period any of the conditions of the Offer shall have not been satisfied or waived by Merger Sub (if permitted hereunder), subject to seeking the relief described in Section 8.1(c), Merger Sub shall extend the Offer for an additional 30 days or such shorter period as permitted by applicable Law. So long as the Minimum Shares is tendered within the Offer Period and all conditions of the Offer have been satisfied or waived by Merger Sub (if permitted hereunder), the closing of the Offer (the "TO Closing" and the date of TO Closing, the " TO Closing Date") will take place within seven (7) Business Days after the expiration of the Offer Period.
(d)    On or before the date of commencement of the Offer, Merger Sub shall (i) file with the FSC the documents relating to the Offer as required by applicable Law or the FSC, which shall contain the Prospectus and forms of the related letters of transmittal, public announcement and other ancillary documents and instruments required by applicable Law pursuant to which the Offer will be made, each in substantially the form attached hereto as Exhibit B (collectively with any supplements, amendments and exhibits thereto, and all deliveries, mailings and notices required by applicable Law, the "Offer Documents") and (ii) cause the Offer Documents to be disseminated to the holders of Shares and/or be posted to the Market Observation Post System to the extent required by applicable Law.

Section 2.2    Acceptance of the Offer.
Subject to Section 2.3 with respect to the sales of the Restricted Shares, each Seller agrees to accept the Offer with respect its Sale Shares owned or represented by it as listed opposite such Seller's name in Exhibit A hereof and tender all such Sale Shares pursuant to the Offer launched in accordance with the applicable Laws of the ROC. Such tender shall be made within five (5) Business Days after commencement of the Offer. The Sellers shall not withdraw or cause to be withdrawn any Sale Shares tendered pursuant to the Offer unless this Agreement terminates pursuant to Section 8.1 hereof. Each Seller further agrees that it will cooperate with Merger Sub, as and to the extent reasonably requested by Merger Sub, to effect the sale of the Sale Shares to Merger Sub pursuant to the Offer as contemplated by this Agreement.
Section 2.3    Subsequent Purchase.
(a)    With respect to the Restricted Shares, to the extent permissible by Law, each owner of the Restricted Shares shall have the right, but not the obligation, to sell the Restricted Shares to Merger Sub in the public market and/or off the market within five (5) Business Days after the Lock-Up Shares are released by the TDCC pursuant to Centralized Custody Rules, at the Adjusted Offer Price, by giving prior written notice to Merger Sub. Merger Sub agrees to purchase such Restricted Shares at the Adjusted Offer Price through an off the market transaction, block trade transaction or such other transaction as agreed upon between the parties concerned with a view to reasonably mitigating possible tax implications on the respective Seller(s) without detrimenting the Merger Sub.
(b)    To facilitate the owners of the Restricted Shares with the right set forth in Section 2.3(a) above, the Sellers and Merger Sub agree and acknowledge that the record date for the Merger shall be set at a day at least seven (7) Business Days after the Lock-Up Shares are released by the TDCC pursuant to Centralized Custody Rules; provided, however, that if the Merger Sub fails to purchase any Restricted Shares as requested by the Seller(s) pursuant to Section 2.3(a) for any reason attributable to the Merger Sub, the record date for the Merger shall be postponed until the title of such Restricted Shares are transferred to the Merger Sub at the Adjusted Offer Price. Notwithstanding anything set forth herein to the contrary, in case there is any change of the Laws or enforcement or interpretation thereof, resulting in the failure to effect the sale of any Restricted Shares as requested by the Seller(s) pursuant to Section 2.3(a), the parties concerned will enter into good faith discussions to work out reasonable alternatives such that the Seller(s) would be able to receive substantially the same economic value as if such Sellers were to sell such Restricted Shares in the public market and/or off the market, and without detrimenting the Merger Sub.
Section 2.4    Necessary Corporate Actions.
Within three (3) Business Days after launching the Offer, the Sellers shall use their best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise (i) to facilitate the review by the special committee of the Company of the Offer, and (ii) subject to the fulfillment of fiduciary duties under applicable Laws, to cause the Board of directors of the Company to recommend the holders of

Shares to accept the Offer and tender their Shares to Merger Sub pursuant to the Offer. The Sellers agree that they will not provide any negative comments on the Offer and the Merger.
(a)    The Sellers shall cause the Chairman to convene a Board meeting immediately after the Minimum Shares are tendered during the Offer Period or expiration of the Offer Period, whichever comes first, to adopt the following resolutions as soon as practicable: (i) to approve the proposal with respect to the Merger; (ii) in the case that the Minimum Shares are tendered during the Offer Period, to approve the proposal for election of all the directors of the Company before expiration of their term of office; and (iii) to call a special meeting of shareholders (the "Shareholders Meeting") at a date designated by Merger Sub after consultation with the Chairman, for submission of the proposals set forth in item (i) and (ii) of this Section 2.4(b) to the Shareholders Meeting for final approval and for election of all the directors of the Company before expiration of their term of office, as applicable.
(b)    To the extent that any Seller (x) holds any Sales Shares (including the Restricted Shares) or any other Shares on record as of the date of the Shareholders Meeting, or (y) represents any Sales Shares (including the Restricted Shares) or any other Shares as of the date of the Shareholders Meeting, such Seller shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise (i) to cause the Shareholders Meeting to be lawfully convened, (ii) to approve at the Shareholders Meeting the proposals set forth in items (i), (ii) and (iii) of Section 2.4(b) above, and (iii) to elect at the Shareholders Meeting the director candidates nominated by Merger Sub as the directors of the Company.
(c)    In the case that the Minimum Shares are tendered during the Offer Period, prior to the Transition Date (as defined in Section 6.1(a) hereof) the Sellers shall cause the Chairman to convene one or more Board meetings, each at a date designated by Merger Sub after consultation with the Chairman, to adopt the resolution to appoint the officer(s) nominated by Merger Sub to participate in and manage the business and finance operations of the Company.
Section 2.5    Voting Commitment and Proxy.
To the extent permissible by the Law and that any Seller (a) holds any Sales Shares (including the Restricted Shares) or any other Shares on record as of the date of the Shareholders Meeting, or (b) represents any Sales Shares (including the Restricted Shares) or any other Shares as of the date of the Shareholders Meeting, such Seller agrees to vote any Shares owned or represented by it in the manner set forth in Section 2.4 in order to consummate the transactions contemplated in this Agreement and the Merger Agreement. Each Seller further agrees to grant, or caused to be granted, proxy of the Shares owned or represented by it to the person(s) designated by Merger Sub once the Shareholders Meeting has been convened by the Board pursuant to Section 2.4. At the request of Merger Sub and to the extent permissible by the Law, each Seller agrees to cooperate with Merger Sub to jointly solicit proxies from public shareholders of the Company to exercise their voting rights in the manner set forth in Section 2.4. Further, each Seller shall, or shall cause its representatives on the Board of directors to appear at each Board meeting or otherwise to be counted as present thereat for purposes of calculating a quorum and vote in the manner set forth in Section 2.4 in order to consummate the transactions contemplated hereby and thereby to the extent permissible by Law.

ARTICLE III
THE MERGER

The parties hereto acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement or the Merger Agreement and disregarding the success or completion of the Offer, Merger Sub and the Company shall proceed with the Merger pursuant to the Merger Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE SELLERS

Each Seller severally, and not jointly, represents and warrants to Merger Sub as of the date hereof and as of the TO Closing Date as follows:
Section 4.1    Authorization; Validity of Agreement; Necessary Action.
(a)    In case of a Seller is a natural person, such Seller (i) is a natural person with the full legal capacity in his/her country, and (ii) has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. In case of a Seller is a legal entity, such Seller (x) is a corporation or other entity validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation or organization, (y) has all requisite corporate power and authority to own the Sale Shares and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
(b)    This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity).
Section 4.2    Ownership.
As of the date hereof, the number of Sales Shares owned or represented by the Sellers are specified in Exhibit A to this Agreement. Each Seller has and will have voting power, power of disposition, power to issue instructions with respect to the matters set forth in Articles II and III hereof, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of its Sale Shares at all times, with no limitations, qualifications or restrictions on such rights, subject to applicable securities Laws and the terms of this Agreement. Each Seller has good title to or full power to dispose of its Sales Shares as contemplated hereby, free and clear of any Lien, and as of the TO Closing Date (or, with respect to the Restricted Shares, as of the date such shares are transferred to Merger Sub pursuant to the terms of this Agreement) Merger Sub will acquire good title to such Sales Shares, free and clear of any Lien.

Section 4.3    No Violation.
The execution and delivery of this Agreement by the Seller does not, and the performance by the Seller of its obligations under this Agreement will not, (i) in the case of non nature person Seller, violate or conflict with any provision of the Seller's Articles of Incorporation; (ii) conflict with or violate any Law applicable to the Seller or by which any of their assets or properties is bound; or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of the Seller pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller is a party or by which the Seller or any of the Seller's assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Seller to perform the Seller's obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
Section 4.4    Actions.
There are no Actions pending or, to the knowledge of the Seller, threatened against or affecting the Seller in any court or before any arbitrator of any kind or before or by any Governmental Authority and the Seller has not received written notice of any such Actions, in each case except for such Actions that, if determined adversely to the Seller, would not adversely affect its Sales Shares, the ability of the Seller to execute and deliver this Agreement or any ancillary agreement or perform its obligations hereunder or thereunder.
Section 4.5    No Insolvency.
No meeting has been convened, no petition or application is outstanding, and no order has been issued for the winding up, voluntarily or involuntarily, of the Seller or for a provisional liquidator or receiver to be appointed in respect of the Seller or its assets.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
MERGER SUB

Merger Sub represents and warrants to the Sellers as of the date hereof and as of the TO Closing Date as follows:
Section 5.1    Organization, Standing and Power.
Merger Sub (i) is an exempted company incorporated with limited liability, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures that either individually or in the aggregate, would not materially impair the ability of Merger Sub to perform Merger Sub's obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
Section 5.2    Authority.
Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by the board of directors of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a legal, valid and binding obligation of Merger Sub, enforceable against it in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors' rights generally or by general principles of equity).
Section 5.3    No Violation.
The execution and delivery of this Agreement by the Merger Sub does not, and the performance by the Merger Sub of its obligations under this Agreement will not, (i) violate or conflict with any provision of the Merger Sub's Articles of Incorporation; (ii) conflict with or violate any Law applicable to the Merger Sub or by which any of its assets or properties is bound; or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of the Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Merger Sub is a party or by which the Merger Sub or any of the Merger Sub's assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Merger Sub to perform the Merger Sub's obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
Section 5.4    Ownership of Merger Sub.
The authorized share capital of Merger Sub consists of 10,000,000,000 shares, 3,021,465,271.47 of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the TO Closing Date will be, owned directly or indirectly by Parent.
Section 5.5    Available Funds.
At the TO Closing, Merger Sub will have all funds necessary for settlement of the amount payable to those shareholders who tendered their Shares during the Offer Period, and on or before the Lock-up Shares are released by the TDCC pursuant to Centralized Custody Rules, Merger Sub will have all funds necessary for settlement of the amount payable to holders of the Restricted Shares for subsequent purchase under Section 2.3, and sufficient for the satisfaction of all of Merger Subs' obligations under this Agreement, and in connection therewith, no portion of the aggregate consideration will be financed with the proceeds from indebtedness for borrowed funds (other than internal loans from Merger Subs' Affiliates, all of which will be available as of the date hereof and will be available on or before the respective dates.)
Section 5.6    Offer Documents.
The Offer Documents will comply in all material respects with the provisions of applicable securities Laws and, on the date filed with the Market Observation Post System and on the date first published, sent or given to the shareholders of the Company, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Merger Sub with respect to information supplied by the Company in writing for inclusion in the Offer Documents.
ARTICLE VI
COVENANTS

Each Seller severally, and not jointly, agrees to Merger Sub as of the date hereof and as of the TO Closing Date as follows:
Section 6.1    Conduct of Business Prior to TO Closing.
(a)    Between the date of this Agreement and the date on which the new Chairman of Board nominated by Merger Sub is elected following election of the new directors as set forth in Section 2.4(c) above (the "Transition Date"), unless Merger Sub shall otherwise agree in writing (which agreement shall not be unreasonably withheld), the Sellers shall use their best efforts to cause the business of the Company to be conducted only in the ordinary course of business in all material respects, and the Sellers shall use their best efforts to cause the Company to (i) preserve intact in all material respects its current business organization, (ii) maintain in all material respects its assets and properties in good repair and condition, (iii) maintain in all material respects its relations with customers, suppliers and other Persons with which it has material business relations, and (iv) to comply with the Company's obligations under Section 7.1 of the Merger Agreement.
(b)    Between the date of this Agreement and the Transition Date, the Sellers shall use their best efforts to cause the Company not to make any distribution of the dividends for profits derived from the fiscal year of 2013 prior to TO Closing.
Section 6.2    Conduct of the Offer.
Merger Sub agrees to conduct the Offer in accordance with applicable Laws and to use its best efforts to obtain all necessary consents and approvals to complete the Offer. If this Agreement is required by applicable Laws to be translated into Chinese, Merger Sub shall prepare such translation at its expense.

Section 6.3    Restrictions on Transfer.
Each Seller hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (other than by death of any person) (collectively, a "Transfer") or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of its Sale Shares, any additional Shares and options to purchase Shares acquired beneficially or of record by the Seller after the date hereof, or any interest therein, provided, that this Agreement shall not restrict the Seller from making Transfers to effect estate planning and gifts so long as the transferee in such Transfer shall execute an agreement to be bound by the terms of this Agreement and such Transfer shall not result in the incurrence of any Lien upon any such Shares. Each Seller agrees, while this Agreement is in effect, to notify Merger Sub promptly in writing of the number of any additional Shares, any options to purchase Shares or other securities of the Company acquired by the Seller, if any, after the date hereof.
Section 6.4    Acquisition Proposals.
(a)    Following the execution hereof, the Sellers shall, and shall cause the Company and its Subsidiaries, and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors or agents and representatives (collectively, "Representatives") to (i) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal (as defined in Section 6.4(e) hereof) or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, and (ii) request the prompt return or destruction of all confidential information previously furnished by it or on its behalf.
(b)    The Sellers shall not, and shall cause the Company and its Subsidiaries and their respective Representatives not to, directly or indirectly, (i) entertain, solicit, initiate, or knowingly encourage or knowingly induce or facilitate the making, submission or announcement of any inquiries or the making of any proposal or offer constituting, related to or that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any non-public information regarding the Company and its Subsidiaries to any Person (other than Merger Sub and Merger Sub's or the Company's Representatives acting in their capacity as such) in connection with or in response to an Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person (other than Merger Sub) with respect to any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal (other than to state that they currently are not permitted to have discussions), (iv) approve, endorse or recommend any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal, (v) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal or (vi) enter into any letter of intent or agreement in principle or any Contract providing for, relating to or in connection with any Acquisition Proposal or any proposal, inquiry or offer that could reasonably be expected to lead to an Acquisition Proposal.

(c)    The Sellers shall, and shall use best efforts to cause the Company and its Subsidiaries to, promptly (and in any event within twenty-four (24) hours) advise Merger Sub in writing of the receipt of any Acquisition Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Proposal or inquiry, proposal or offer, and the terms and conditions thereof) that is made or submitted by any Person to the Company prior to the TO Closing Date which comes to such Seller's attention. The Sellers shall, and shall use best efforts to cause the Company and its Subsidiaries to, keep Merger Sub informed, on a current basis, of the status of, and any financial or other changes in, any such Acquisition Proposal, inquiry, proposal or offer, including providing Merger Sub copies of any correspondence related thereto and proposed documents to effect such Acquisition Proposal.
(d)    The Sellers, in their capacities as members of the Board, shall use best efforts to not (i) (A) take any action (or permit or authorize the Company or any of its Subsidiaries or any of its or their respective Representatives to) inconsistent with Section 2.4 or resolve, agree or propose to take any such actions or (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal or resolve, agree or propose to take any such actions, (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement related to an Acquisition Proposal, or (iii) resolve, agree or propose to take any such actions.
(e)    For purposes of this Agreement, "Acquisition Proposal" means any proposal or offer (whether or not in writing), with respect to any (A) merger, consolidation, share exchange, other business combination or similar transaction involving the Company or any of its Subsidiaries, (B) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of the Company or otherwise) of any business or assets of the Company or any of its Subsidiaries representing 10% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 10% or more of the voting power of the Company, (D) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the Shares or (E) any combination of the foregoing (in each case, other than the Offer and the Merger).
Section 6.5    Notification of Certain Matters.
Merger Sub and the Sellers shall promptly notify each other of the discovery of any inaccurate, untrue, incomplete representations and warranties set forth in Article IV and V; provided, however, that the delivery of any notice pursuant to this Section 6.5 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party sending or receiving such notice.
Section 6.6    No Solicitation.
Each Seller agrees that the Seller, its Subsidiaries and Related Persons will not, for a period of three (3) year after the TO Closing Date, seek to employ, solicit or recruit any person now employed by the Company or any of its Subsidiaries for any business that is in competition with the business as is now being conducted by the Acquired Company, unless such Person (i) responds to any advertisement that is not specifically directed to such Person, (ii) approaches the Seller, its Subsidiaries s or Related Persons on his/her own initiative, or (iii) is solicited by a third party recruiter that did not receive such Person's name or the Company name from the Seller, its Subsidiaries and/or Related Person.
ARTICLE VII
INDEMNIFICATION

Section 7.1    Indemnification by the Sellers.
The Seller shall indemnify severally, and not jointly, Merger Sub, and hold it harmless against, any and all damages incurred or suffered by Merger Sub or any Affiliate thereof resulting from, relating to or constituting:
(a)    any breach of any representation or warranty of such Seller contained in this Agreement; or
(b)    any failure to perform any covenant or agreement of such Seller contained in this Agreement;
provided, that the aggregate indemnification obligations of such Seller under this Section 7.1 shall be capped at an amount equal to the amount such Seller would be entitled to receive if it tendered all of the Sale Shares in the Offer and the Offer were completed, except in the case of fraud or intentional misrepresentation, in which case the limitation set forth in this sentence shall not apply.
Section 7.2    Additional Indemnification by the Sellers.
Notwithstanding Section 7.1, and in addition to and without in any manner prejudicing or limiting the rights of Merger Sub under this Agreement including Section 7.1 and under applicable Laws, in case Seller breaches any of the provisions contained in Section 2.2 or 2.5 and, in the case of breach of Section 2,2, the breach results in the failure of the Offer, and, in the case of breach of Section 2.5, the breach results in the failure to obtain the Company Shareholder Approval (as defined in the Merger Agreement), the defaulting Seller shall severally, and not jointly with other Sellers, pay a liquidated damage to Merger Sub in an amount equal to the aggregate Offer Price it may receive or has received from the Merger Sub pursuant to the transactions contemplated by this Agreement.

Section 7.3    Indemnification by Merger Sub.
Merger Sub shall indemnify each Seller in respect of, and hold it harmless against, any and all damages incurred or suffered by such Seller resulting from, relating to or constituting:
(a)    any breach of any representation or warranty of Merger Sub contained in this Agreement; or
(b)    any failure to perform any covenant or agreement of Merger Sub contained in this Agreement;
provided, that the indemnification obligations of Merger Sub to such Seller under this Section 7.3 shall be capped at an amount equal to the amount such Seller would be entitled to receive if it tendered all of the Sale Shares in the Offer and the Offer were completed, except in the case of fraud or intentional misrepresentation, in which case the limitation set forth in this sentence shall not apply.
ARTICLE III
TERMINATION, AMENDMENT AND WAIVER

Section 8.1    Termination. This Agreement may be terminated only as follows:
(a)    by mutual written consent of Merger Sub, on the one hand, and all of the Sellers, on the other, at any time; or
(b)    by either Merger Sub on the one hand, or all of the Sellers, on the other:
(i)    if any court of competent jurisdiction or other Governmental Authority shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement, and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; or
(ii)    if the Offer shall not be successful and completed in accordance with the applicable Laws and the terms and conditions of the Offer (including the failure to tender the Minimum Shares within the Offer Period) on or prior to August 31, 2014, or the failure for Merger Sub or the Company to obtain the necessary regulatory approvals from any Governmental Authority for the transactions contemplated by this Agreement and/or the Merger Agreement and otherwise; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the principal cause of, or resulted in, the failure of the Offer to be completed on or before such date.
(c)    by Merger Sub, if the Offer is properly withdrawn as a result of a material change to the financial or business conditions of the Company and such change is proved by Merger Sub, subject to the approval of the FSC.

Section 8.2    Effect of Termination.
In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Merger Sub or the Sellers, except that the provisions of Article VII, this Section 8.2, Section 8.3(Fees and Expenses), Section 8.4 (Amendment or Supplement), and Article IX (General Provisions) of this Agreement shall survive the termination hereof. Notwithstanding the foregoing, nothing contained herein shall relieve any party hereto of liability for any intentional breach of its covenants or agreements set forth in this Agreement prior to such termination or for fraud.
Section 8.3    Fees and Expenses.
Unless provided otherwise herein, all fees and expenses incurred in connection with this Agreement, the Offer and the other transactions contemplated hereby shall be borne and timely paid by the party incurring such fees or expenses, whether or not the Offer is consummated.
Section 8.4    Amendment or Supplement.
This Agreement may be amended, modified or supplemented by the parties hereto by action taken or authorized by written agreement of the parties hereto (by action taken by their respective boards of directors, if required) at any time prior to the TO Closing Date. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.
ARTICLE IX
GENERAL PROVISIONS

Section 9.1    Survival of Representations and Warranties.
The representations and warranties of the Sellers and Merger Sub contained in this Agreement and all rights and remedies in connection therewith shall continue notwithstanding that the completion of the Offer, and shall survive until the record date of the Merger.
Section 9.2    Notices.
All notices or other communications required or permitted hereunder shall reference this Agreement, shall be in writing in the English language, shall be delivered personally, by facsimile (with confirming copy sent by one of the other delivery methods specified herein) or by overnight courier or by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or, if mailed, five Business Days after the date of mailing, as follows:

if to Merger Sub, to:
Microchip Technology (Barbados) II Incorporated
2355 W. Chandler Blvd.
Chandler, AZ 85224, USA
Attention: Kim van Herk
Facsimile: 1- 480-792-4112
with copy (which shall not constitute notice) to:
Lee and Li, Attorneys-at-Law
9F, No. 201, Tun Hua N. Road
Taipei 105, Taiwan, R. O. C.
Attention: James Chen, Esq.
Facsimile: 886-2-2713-3966
if to the Seller, to the address set forth below such Shareholder's signature hereto

Section 9.3    Interpretation.
When a reference is made in this Agreement to a Section, Article or Exhibit, such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The words "include," "includes" and "including" and words of similar import when used in this Agreement will mean "include, without limitation," "includes, without limitation" or "including, without limitation," unless otherwise specified.
Section 9.4    Entire Agreement.
This Agreement (including the Exhibits hereto) constitutes the entire agreement with respect to the subject matter hereof and thereof, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 9.5    Parties in Interest.
Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
Section 9.6    Governing Law.
This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the ROC, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the ROC.
Section 9.7    Dispute Resolution.
(a)    Each of the parties irrevocably agrees that any dispute, legal action or proceeding arising out of or relating to this Agreement (an "Arbitrable Dispute") brought by any party or its successors or assigns shall be brought and determined to be settled by binding arbitration. Notwithstanding the preceding sentence, nothing in this Section 9.7 shall prevent a party from seeking specific performance as contemplated by Section 9.9 from a court of competent jurisdiction pending settlement of any Arbitrable Dispute.
(b)    Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore administered by the Singapore International Arbitration Centre ("SIAC") in accordance with the Arbitration Rules of the Singapore International Arbitration Centre ("SIAC Rules") for the time being in force, which rules are deemed to be incorporated by reference in this clause. However, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the SIAC Rules. Any judgment upon the award rendered by the arbitrator shall be entered in any court having jurisdiction over the subject matter thereof, including, without limitation, the Taipei District Court. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding was instituted to resolve an Arbitrable Dispute. The final decision of the arbitrator (the "Final Decision"), as entered by a court of competent jurisdiction, will be furnished by the arbitrator to the parties in writing and will constitute a final, conclusive and non-appealable determination of the issue in question, binding upon the parties, and an order with respect thereto may be entered in any court of competent jurisdiction, including, without limitation, the Taipei District Court.
(c)    Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by SIAC, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.
(d)    The arbitrator shall be mutually agreed upon by Merger Sub, on the one hand, and the Sellers, on the other. If the parties are unable to agree within twenty (20) days following submission of the dispute to SIAC by one of the parties, SIAC will have the authority to select an arbitrator from a list of arbitrators who satisfy the criteria set forth in Section 9.7(e).
(e)    No arbitrator shall have any past or present family, business or other relationship with Merger Sub, Parent, the Company, any Seller, or any Affiliate, Subsidiary, director or officer thereof, unless following full disclosure of all such relationships, Merger Sub, on the one hand, and the Sellers, on the other, agree in writing to waive such requirement with respect to an individual in connection with any Arbitrable Dispute.
(f)    The arbitrator shall be instructed to hold an up to eight hour, one day hearing regarding the disputed matter within sixty (60) days of his designation and to render an award (without written opinion) no later than ten (10) days after the conclusion of such hearing, in each case unless otherwise mutually agreed in writing by Merger Sub, on the one hand, and the Sellers, on the other.
(g)    No discovery other than an exchange of relevant documents may occur in any arbitration commenced under the provisions hereof. The parties agree to act in good faith to promptly exchange relevant documents.
(h)    Merger Sub, on the one hand, and the Sellers, on the other, will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that: (i) the prevailing party in any arbitration will be entitled to an award of attorneys' fees and costs; and (ii) all costs of arbitration, other than those provided for above, will be paid by the losing party, and the arbitrator will be authorized to determine the identity of the prevailing party and the losing party.
(i)    The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Agreement.
(j)    Except as specifically otherwise provided herein, arbitration will be the sole and exclusive remedy of the parties for any Arbitrable Dispute or any other dispute arising out of or relating to this Agreement.
Section 9.8    Assignment; Successors.
Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, as a whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 9.9    Enforcement.
The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Seller and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court of competent jurisdiction, including, without limitation, the Taipei District Court, this being in addition to any other remedy to which such party is entitled at Law or in equity. To the extent permitted by laws, each of the parties hereby further waives any requirement under any Law to post security as a prerequisite to obtaining equitable relief.
Section 9.10    Severability.
Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 9.11    Counterparts.
This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
Section 9.12    Electronic Signature.
This Agreement may be executed by facsimile signature or electronically scanned signature and such signatures shall constitute an original for all purposes.
Section 9.13    No Presumption Against Drafting Party.
Each of Merger Sub and the Sellers acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is hereby expressly waived.

Section 9.14    No Joint Liability.
Sellers shall bear several, but not joint, liabilities to Merger Sub for any and all representations, warranties, covenants, commitments, undertakings and obligations of Sellers and/or the Company under this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Microchip Technology (Barbados) II Incorporated

By: /s/: J. Eric Bjornholt
Name: James Eric Bjornholt
Title: Director

Signature Page
Tender Agreement

Max Wu (吳廣義)

By: /s/: Max Wu
Name: Max Wu
Title: Chairman

Notice Address:
[In Chinese characters]---------
_________________________
_________________________
_________________________

Signature Page
Tender Agreement

James Lin (林京元)

By: /s/: James Lin
Name: James J. Y. Lin
Title: CEO

Notice Address:
[In Chinese characters]---------
_________________________
_________________________
_________________________

Signature Page
Tender Agreement

Chao Chen (陳超)

By: /s/: Chao Chen
Name: Chao Chen
Title: Director

Notice Address:
[In Chinese characters]---------
_________________________
_________________________
_________________________

Signature Page
Tender Agreement

Realtek Semiconductor Corp. (瑞昱半導體股份有限公司)

By: /s/: [authorized signatory; company stamp]
Name: Name in Chinese characters
Title:

Notice Address:
[In Chinese characters]---------
_________________________
_________________________
_________________________

Signature Page
Tender Agreement

Yuanta 1 Venture Capital (元大壹創業投資股份有限公司)

By: /s/: [authorized signatory; name in Chinese characters]
Name: Name in Chinese characters
Title: Title in Chinese characters

Notice Address:
[In Chinese characters]---------
_________________________
_________________________
_________________________

Signature Page
Tender Agreement

Genesis Venture Capitals

By: /s/: [authorized signatory; company stamp]
Name:
Title:

Notice Address:
[In Chinese characters]---------
_________________________
_________________________
_________________________

Signature Page
Tender Agreement

Centillion 3 Venture Capital (群陽創業投資股份有限公司)

By: /s/: [authorized signatory; company stamp]
Name:
Title:

Notice Address:
[In Chinese characters]---------
_________________________
_________________________
_________________________

Signature Page
Tender Agreement

Yuanta Venture Capital (元大創業投資股份有限公司)

By: /s/: [authorized signatory; name in Chinese characters]
Name: Name in Chinese characters
Title: Title in Chinese characters

Notice Address:
[In Chinese characters]---------
_________________________
_________________________
_________________________

Signature Page
Tender Agreement

Hong Wei Venture Capital Corp. (鴻威創業投資股份有限公司)

By: /s/: [authorized signatory; company seal]
Name: Name in Chinese characters
Title:

Notice Address:
[In Chinese characters]---------
_________________________
_________________________
_________________________

Signature Page
Tender Agreement

Rong-Ken Yang (楊榮根)

By: /s/: [authorized signatory; name in Chinese characters]
Name: Name in Chinese characters
Title: Name in Chinese characters

Notice Address:
[In Chinese characters]---------
_________________________
_________________________
_________________________

Signature Page
Tender Agreement

Da-Cheng Su (蘇達成)

By: /s/: [authorized signatory; name in Chinese characters]
Name:
Title:

Notice Address:
[In Chinese characters]---------
_________________________
_________________________
_________________________

Signature Page
Tender Agreement

Kuang Hu Haang

By: /s/: Kuang Hu Haang

Notice Address:
6F. No. 5 Alley 5
Lane 298
Guang Fu Road. Sec. 2
Hsih Chu

Signature Page
Tender Agreement

Wei-Chung Peng (彭蔚中)

By: /s/: [authorized signatory; name in Chinese characters]
Name: Name in Chinese characters
Title: Title in Chinese characters

Notice Address:
[In Chinese characters]---------
_________________________
_________________________
_________________________

Signature Page
Tender Agreement

Mark Huang (黃震)

By: /s/: Mark Huang
Name: Name in Chinese characters
Title: Title in Chinese characters (Finance & ADM -VP)

Notice Address:
[In Chinese characters]---------
_________________________
_________________________
_________________________

Signature Page
Tender Agreement

Hsin Chu (朱欣)

By: /s/: Hsin Chu
Name:
Title:

Notice Address:
_________________________
_________________________
_________________________
_________________________

Signature Page
Tender Agreement

Ming-Zen Lin (林明仁)

By: /s/: [authorized signatory; name in Chinese characters]
Name: Name in Chinese characters
Title: Title in Chinese characters

Notice Address:
[In Chinese characters]---------
_________________________
_________________________
_________________________

Signature Page
Tender Agreement

Exhibit A
List of Sale Shares

Seller	Number of Sale Shares Owned or Represented by each Seller	Number of Restricted Shares (including the Lock-Up Shares)	Number of Sale Shares to be Tendered under Section 2.2
Max Wu (吳廣義)	1,290,740	382,740	908,000
James Lin (林京元)	3,600,779	760,779	2,840,000
Chao Chen (陳超)	304,725	152,363	152,362
Realtek Semiconductor Corp. (瑞昱半導體股份有限公司)	4,660,724	2,316,724	2,344,000
Yuanta 1 Venture Capital (元大壹創業投資股份有限公司)	516,985	258,493	258,492
Genesis Venture Capitals	627,000	269,000	358,000
Centillion 3 Venture Capital (群陽創業投資股份有限公司)	3,273,000	1,119,500	2,153,500
Yuanta Venture Capital (元大創業投資股份有限公司)	705,000	334,500	370,500
Hong Wei Venture Capital Corp. (鴻威創業投資股份有限公司)	2,364,000	1,182,000	1,182,000
Rong-Ken Yang (楊榮根)	385,095	62,095	323,000
Da-Cheng Su (蘇達成)	217,000	42,427	174,573
Guang-Hu Huang (黃光虎)	135,000	45,807	89,193
Wei-Chung Peng (彭蔚中)	264,928	34,928	230,000
Mark Huang (黃震)	31,500	15,750	15,750
Xin Zhu (朱欣)	220,000	55,464	164,536
Ming-Zen Lin (林明仁)	60,000	19,547	40,453
Total	18,656,476	7,052,116	11,604,360

Exhibit B
Form of Offer Documents